Exhibit 10.2

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

August 19, 2019

Mr. Richard A. Navarre

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

Re:Chairman, President and CEO Appointment

Dear Rick:

On behalf of Covia Holdings Corporation (the “Company”), I am pleased to provide you with this letter agreement setting forth the principal terms of the compensation package to be provided to you by the Company for your services as Chairman, President and Chief Executive Officer of the Company, which appointment will be effective on September 1, 2019.

1.

Duties; Time Commitment.  During your service as Chairman, President and Chief Executive Officer of the Company, you will be a full-time employee of the Company reporting to the Board of Directors of the Company (the “Board”) and having all of the duties and responsibilities that are commensurate with your position.  Your job duties will be based from the Company’s corporate headquarters in Independence, Ohio, and you also will be expected to travel periodically for business purposes.  You will continue your service on the Board and you will continue to serve as the Chairman of the Board, subject to any limitations imposed by applicable law or the Company’s organizational documents.  However, you will not be eligible to receive any cash retainers for your continued service on the Board or any non-employee director equity grants or other director compensation during your service as Chairman, President and Chief Executive Officer (except as specifically provided herein).  (Notwithstanding the foregoing, nothing herein or your employment with the Company as Chairman, President and Chief Executive Officer will interfere with the vesting of previously issued non-employee director equity grants.)  In addition, so long as you are serving as President and Chief Executive Officer of the Company, you may not serve on the Audit Committee of the Board or on any other committee of the Board requiring “independence” within the meaning of the rules of the Securities and Exchange Commission or the listing requirements of the New York Stock Exchange.

2.

Base Salary.  The Company initially will pay you a base salary at the annual rate of $1,050,000 in accordance with the usual payroll practices of the Company and subject to all applicable withholdings and deductions, but at no time less frequently than equal monthly payments.  Salaries for all employees are subject to change as business conditions dictate, and your salary will be reviewed and may be increased (but not decreased) periodically by the Board (or its Compensation Committee).

3.

Short Term Incentive Plan (“STIP”).  Effective January 1, 2020, you will be eligible for the Company’s STIP with an annual target of 115% of base salary with a maximum potential of 230% of your base salary.

4.

Signing Bonus & Success Bonus.  In lieu of your participation in the 2019 STIP, you will receive a one-time $267,000 (gross) signing bonus payable on or before September 30, 2019.  In consideration of this offer, you hereby agree to accept a reduced “success bonus” in the gross amount of $200,000 for the CEO search and placement, payable on or before September 30, 2019, in lieu of the $300,000 “success bonus” contemplated in Section 4 of your May 8, 2019 letter agreement with the Company. The signing bonus and reduced success bonus will each be subject to all applicable withholdings and deductions.

5.

Equity Matters.  On September 3, 2019, you will receive a one-time restricted stock unit award with a grant date fair value of $1,000,000 under the Company’s 2018 Omnibus Incentive Plan pursuant to the terms and conditions of a restricted stock unit award agreement in the form attached hereto as Exhibit A; with the vesting schedule set at 0% on the first anniversary of the grant date, 66.6% on the second anniversary of the grant date, and 33.4% on the third anniversary of the grant date.  Beginning in 2020, you will be eligible to receive additional equity and other long-term incentive awards under any applicable plan adopted by the Company for which employees are generally eligible.  The level of your participation in any such plan will target 300% of your annual base salary, subject to all terms and conditions applicable to the plan and subject to the sole discretion of the Board (or its Compensation Committee) from time to time.  Notwithstanding anything to the contrary (including in the event of any conflict between this letter agreement, on one hand, and any equity award agreement or the plan that governs such equity award, on the other hand, in which case this letter agreement shall control on the issue of retirement), if you voluntarily terminate your employment with the Company as its President and Chief Executive Officer on or after September 1, 2021 (and the Company does not terminate you for “Cause,” as is defined in the Covia Executive Severance Plan), you shall be deemed to have retired under the terms of any equity award (and the plan that governs such equity award) granted to you on or after January 1, 2020 and while you were serving as the Company’s President and Chief Executive Officer. Pursuant to the Company’s Stock Ownership and Holding Guidelines, as Chairman, President and Chief Executive Officer, you will be required to hold five times your base salary in Company stock.  You will have five years from your appointment in which to satisfy the Guidelines.

6.

Business Expenses.  You will be reimbursed by the Company for reasonable business expenses incurred in connection with the performance of your duties hereunder in accordance with Company policies as in effect from time to time.  All amounts payable under this paragraph will be reimbursed subject to your presentation of reasonable substantiation and documentation as the Company may specify from time to time and to the procedures set forth in the Company’s expense reimbursement programs, as in effect at the time the expenses are incurred and no later than the last day of your taxable year following the year in which the expense was incurred.

7.

Employee Benefits.  You will be immediately eligible to participate in all health benefits, insurance programs, pension and retirement plans, executive life insurance, non-qualified Deferred Compensation Plan, Covia Executive Severance Plan and other employee welfare benefits plans maintained by the Company for its employees generally in accordance with the terms thereof (and subject to any applicable waiting periods or other eligibility requirements).  You will be entitled to the use of a Company-provided automobile during your tenure as Chairman, President and Chief Executive Officer, subject to all applicable withholdings.  You will be entitled to annual paid time off totaling 25 days per year with 10 days allowed for the remainder of 2019.  Notwithstanding anything to the contrary, if you voluntarily terminate your employment with the Company as its President and Chief Executive Officer after September 1, 2021 (and the Company does not terminate you for “Cause,” as is defined in the Covia Executive Severance Plan), you shall be deemed to have retired under the terms of any retirement plan or other plan covered by this paragraph under which you were a participant on the last day of your employment

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as the Company’s President and Chief Executive Officer.  You acknowledge and agree that you will remain subject to the Company’s code of conduct and other written policies, as may be amended from time to time.

8.

Board Assignments.  The Board understands that you intend to maintain your current director assignments at other companies.  This is acceptable provided that (a) said assignments do not conflict with your ability to lead the Company and/or conflict with your obligations to the Company and (b) you agree that you will not take on any incremental commitments of this nature during the time you are employed as Chairman, President and Chief Executive Officer of the Company.

9.

Indemnification; Directors’ and Officers’ Liability Insurance.  Your Indemnification Agreement with the Company dated June 5, 2018 is incorporated herein by reference and will remain in full force and effect in accordance with all of the terms and conditions thereof, and the parties agree that such Indemnification Agreement applies to your employment with the Company in the capacity as Chairman, President and Chief Executive Officer.

10.

At-Will Employment.  Your employment with the Company will be “at-will” and may be terminated by you or the Company at any time with or without notice for any (or no) reason.  You will not have any contractual right to severance benefits in connection with any termination of your service as Chairman, President and Chief Executive Officer of the Company, except as may be otherwise determined by the Board (or its Compensation Committee) in its sole discretion.

11.

Governing Law.  This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Ohio, without regard to the choice of law principles thereof, except that all matters related to any equity awards granted to you will be governed by the internal laws of the State of Delaware, without regard to the choice of law principles thereof.

12.

Entire Agreement.  This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral.  This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

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Rick, we are excited about your agreeing to serve the Company as Chairman, President and Chief Executive Officer.  Please feel free to contact me if you have any questions or concerns regarding your compensation package as outlined above.  If this letter accurately reflects your understanding as to your compensation package for serving as Chairman, President and Chief Executive Officer of the Company, please sign and date one copy of this letter and return the same to me for the Company’s records.

Very truly yours,

COVIA HOLDINGS CORPORATION

By:	/s/ Jean-Pierre Labroue

Name:	Jean-Pierre Labroue

Title:	Chairman of the Compensation Committee

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment as Chairman, President and Chief Executive Officer of the Company, and I hereby confirm my agreement to the same.

Dated: August 19, 2019	/s/ Richard A. Navarre
Richard A. Navarre

Signature Page to Letter Agreement

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

COVIA HOLDINGS CORPORATION 2018 OMNIBUS INCENTIVE PLAN

*  *  *  *  *

Participant:  Richard A. Navarre

Grant Date: September 3, 2019

Number of Restricted Stock Units Granted: [●]

*  *  *  *  *

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Covia Holdings Corporation, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above.

WHEREAS, the Company adopted the Covia Holdings Corporation 2018 Omnibus Incentive Plan (as in effect and as amended from time to time, the “Plan”), which is administered by the Compensation Committee of the Board of Directors of the Company; and

WHEREAS, it has been determined to be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to this Agreement provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained

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in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.Vesting.

(a)General.  Subject to the provisions of Sections 3(b), 3(c), 3(d) and 3(e) hereof, the RSUs subject to this Agreement shall become vested as follows (each a “Vesting Date”), provided that the Participant has not incurred a Termination prior to each such Vesting Date:

Vesting Date	Cumulative Percentage of RSUs Vested
First Anniversary of Date of Grant	0.0%
Second Anniversary of Date of Grant	66.6%
Third Anniversary of Date of Grant	33.4%

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable Vesting Date.  If the foregoing schedule would produce fractional RSUs, the number of RSUs that vest shall be rounded down to the nearest whole RSU and the fractional RSUs will be accumulated so that the resulting whole RSU will be included in the number of RSUs that become vested on the last Vesting Date.

(b)Death or Disability.  Notwithstanding any provision herein to the contrary, if the Participant incurs a Termination prior to the final Vesting Date as a result of death or Disability (as defined below), then any RSUs that would have vested under Section 3(a) above during the one-year period following the date of death or Disability shall become vested upon the date of death or such Disability.  For purposes of this Agreement, “Disability” shall mean the Participant becoming disabled within the meaning of the Company’s long‑term disability plan applicable to the Participant.

(c)Retirement.  Notwithstanding any provision herein to the contrary, if the Participant incurs a Termination on account of Retirement (as defined below) prior to the final Vesting Date, then the RSUs shall continue to vest as provided in Section 3(a) above during the one-year period following the Participant’s Retirement as if the Participant had not incurred a Termination.  Any RSUs that do not become vested in accordance with the immediately preceding sentence shall be immediately forfeited upon the Participant’s Retirement.  For purpose of this Agreement, “Retirement” means the Participant’s voluntary Termination other than for Cause, after attaining age fifty-five (55) and providing at least ten years of service to the Company or any of its Subsidiaries.

(d)Change in Control.

(i)In the event a Change in Control (as defined below) occurs before the RSUs become fully vested and the Participant remains in the continuous employ or service of the Company or any of its Subsidiaries on the date of such Change in Control, then the RSUs will become fully vested on the date of the Change in Control (the “Change in Control Date”). For purposes of this Agreement, the term “Change in Control” shall mean as such term is defined in the Plan, except that a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless the event constituting the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations.   For the avoidance of doubt, if the Change in Control does not constitute a permitted change in control event under section 409A of the Code, then the RSUs shall not vest on the occurrence of the Change in Control.  Notwithstanding the foregoing, if the RSUs do not constitute “deferred compensation” under Section 409A of the Code, the Company may provide that a Replacement Award (as defined below) is provided to the Participant in accordance with Section 3(d)(ii) to continue, replace or assume the RSUs covered by this Agreement in the event of a Change in Control (the “Replaced Award”).

(ii)For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or an Affiliate of the Company or its successor following the Change in Control, (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Section 3(d)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)If, after receiving a Replacement Award, the Participant experiences an involuntary Termination by the Company or one of its Subsidiaries (or any of their successors (as applicable, the “Successor”)) without Cause or a voluntary Termination by the Participant for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become fully vested with respect to the time-based restricted stock units covered by such Replacement Award upon such Termination.  For the avoidance of doubt, a Replacement Award will remain subject to the vesting terms and conditions set forth in Sections 3(b) and 3(c), including vesting upon Termination on account of death, Disability or Retirement, if applicable.  For purposes of this

Agreement, the term “Good Reason” shall have the meaning given to that term in any written employment agreement, offer letter, severance agreement or severance plan between the Company or its Affiliates and the Participant, or if no such agreement exists or if such term is not defined therein: (A) a material reduction in the nature or scope of responsibilities, authorities, reporting relationship, responsibilities or duties of the Participant attached to the Participant’s position held immediately prior to the Change in Control; (B) a change of more than fifty (50) miles in the location of the Participant’s principal office immediately prior to the Change in Control; or (C) a material reduction in the Participant’s base salary or target annual bonus opportunity upon or after the Change in Control; provided, that no later than thirty (30) days following an event constituting Good Reason, the Participant gives notice to the Company or the Successor following the Change in Control of the occurrence of such event and such entity fails to cure the event within thirty (30) days of receipt of such notice.  The Committee shall have the sole discretion to determine whether Good Reason exists for purposes of this Section 3(d), and its determination shall be final.  If the Participant does not experience a voluntary Termination for Good Reason within ninety (90) days after the first occurrence of the event constituting Good Reason, then the Participant will be deemed to have waived his or her right to a Termination for Good Reason under this Agreement.

(e)Leave of Absence.  With respect to this Agreement, the Company may, in its sole discretion, determine that if the Participant is on a leave of absence for any reason, the Participant will be considered to still be in the employ of, or providing services to, the Company, provided that rights to the RSUs during a leave of absence may be limited to the extent to which those rights were earned or vested when the leave of absence began, and provided further, that no “separation from service” has occurred, as such term is defined in Section 409A.

(f)Forfeiture.  Except as otherwise provided herein, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason. Notwithstanding any provision of this Agreement to the contrary, all unvested RSUs (including any RSUs that may have vested but not been delivered pursuant to Section 4) shall also be immediately forfeited upon the Participant’s violation of any provision set forth in Section 7, as determined by the Company.

4.Delivery of Shares.  The Participant will receive the number of shares of Common Stock that correspond to the number of RSUs that become vested under Section 3, as soon as reasonably practicable following (but no later than thirty (30) days following) the earliest to occur of the: (i) applicable Vesting Date; (ii) Participant’s Termination on account of death, Disability or Retirement, or (iii) Change in Control Date.  For purposes of clarity, if any RSUs become vested pursuant to Section 3(c) above as a result of Termination on account of Retirement, if such Termination does not constitute a “separation from service” within the meaning of Section 409A of the Code, then the shares of Common Stock that correspond to the number of RSUs that become vested will not be issued or transferred until the Participant’s separation from service.

5.Dividends; Rights as Stockholder.

(a)Dividends.  Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof.  Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof.  For purposes of clarity, if the RSUs are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the cash dividends and stock dividends set forth in this Section 5, if any, accrued with respect to such forfeited RSU.

(b)Rights as Stockholder.  Except as otherwise provided herein, the Participant shall have no rights of ownership in and no right to vote the shares of Common Stock covered by any RSU until the date on which the shares of Common Stock covered by the RSUs are issued or transferred to the Participant pursuant to Section 4 above.

6.Non-Transferability.  No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

7.Restrictive Covenants.  As consideration for the award of RSUs in this Agreement, the Participant agrees to following restrictive covenants:

(a)Non-Solicitation.  During the Participant’s employment or service with the Company, its Subsidiaries or its Affiliates (the “Entities”) and for a period of one year after the termination of such employment or service for any reason, the Participant hereby agrees that the Participant will not, unless acting with the prior written consent of the Entities, directly or indirectly, (i) solicit or divert business from, or attempt to convert any client, account or customer of the Entities, with whom the Participant had contact or made contact, or about whom the Participant obtained confidential information or trade secrets, within the course of the Participant’s employment with the Entities within the twenty four (24) month period immediately preceding the termination of the Participant’s employment, for the purpose of performing or supervising the performance of competing services, or (ii) solicit any employee of the Entities or any person who has been an employee of the Entities on or at any time during the twelve (12) months immediately preceding the termination of the Participant’s employment.  Nothing in this Agreement prohibits the Participant from hiring an individual who responds to a job posting made available to the general public so long as the Participant does not solicit or otherwise initiate such contact during the one year following termination of the Participant’s employment.

(b)Confidential Information. The Participant recognizes and acknowledges that, by reason of the Participant’s relationship to the Entities, the Participant has had and will continue to have access to confidential information of the Entities, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”). The Participant acknowledges that such Confidential Information is a valuable and unique asset and covenants that, except as permitted in Section 7(d), the Participant will not, either during or after the Participant’s employment with or provision of service to the Entities disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company; unless such information is in the public domain through no fault of the Participant or except as may be required by law.

(c)Non-Disparagement.  Except as provided in Section 7(d), the Participant hereby agrees that, in communications with persons other than the Entities, the Participant shall not make any negative comments or disparaging remarks, in writing, orally or electronically, about any of the Entities or their respective directors, officers, products and/or services.  Notwithstanding the foregoing, this Section shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the Entities or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by the Participant of the Participant’s duties and responsibilities on behalf of the Entities. The obligations of the Participant under this Section shall continue after the termination of the Participant’s employment with or provision of service to the Entities.

(d)Reports to Government Entities.  Nothing in this Agreement restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, the Participant hereby waives the Participant’s right to receive any individual monetary relief from the Entities resulting from such claims or conduct, regardless of whether the Participant or another party has filed them, and in the event the Participant obtains such monetary relief, the Entities will be entitled to an offset against the award underlying this Agreement.  This Agreement does not limit the Participant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  The Participant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Participant does not need to notify the Company that the Participant has engaged in such conduct.  The Participant is hereby notified that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  Pursuant to the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of any of the Entities that is made by the Participant (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e)Equitable Remedies.   The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Participant to be reasonable for such purpose.  The Participant agrees that any breach of the restrictions is likely to cause the Entities substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Participant agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The Participant hereby waives the adequacy of a remedy at law as a defense to such relief.

8.Company Recoupment of Awards.  This Agreement is subject to any written recoupment policies of the Company and any right or obligation the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.  Any such policy or right or obligation may subject this Agreement and any amounts paid or realized with respect to this Agreement made pursuant to this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur.

9.Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

10.Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  Unless otherwise determined by the Committee or if the Participant pays the withholding tax obligation in cash, any withholding tax obligation with regard to the Participant will be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder by an amount necessary to cover the applicable withholding taxes.

11.Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant hereby acknowledges, represents and warrants that:

(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.

(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

12.Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  Notwithstanding the immediately preceding sentence, this Agreement shall not supersede any prior agreements between the parties containing restrictive covenants (including but not limited to confidentiality and noncompetition covenants) and any such restrictive covenants shall continue in full force and effect.  If applicable, any inconsistency between the restrictive covenants set forth in this Agreement and any other agreement shall be interpreted to provide the maximum level of enforceability and protection to the Company. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.

13.Notices.  Any notice hereunder by the Participant shall be given to the Company or the Committee in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company or the Committee shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.  Any person entitled to notice hereunder may waive such notice in writing.

14.No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

15.Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan and the Company’s obligation to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation).  This authorization and consent is freely given by the Participant.

16.Compliance with Laws.  The Company shall make reasonable efforts to comply with all applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

17.Compliance With Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  Notwithstanding the foregoing, if the RSUs constitute “deferred compensation” under Section 409A of the Code and the RSUs become vested and settled upon the Participant’s Termination, payment with respect to the RSUs shall be delayed for a period of six (6) months after the Participant’s Termination if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code.  If payment is delayed, the RSUs shall be settled and paid within thirty (30) days after the date that is six (6) months following the Participant’s Termination.  Payments with respect to the RSUs may only be paid in a manner and upon an event permitted by Section 409A of the Code, and each payment shall be treated as a separate payment, and the right to a series of installment payments under the RSUs shall be treated as a right to a series of separate payments.  In no event shall the Participant, directly or indirectly, designate the calendar year of payment.

18.Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

19.Headings.  The titles and headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21.Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22.Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23.Acquired Rights.  The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary or bonus compensation and shall not be considered as part of such salary or bonus compensation in the event of severance, redundancy or resignation or for purposes of any employee benefit plans.

24.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

25.Data Privacy.  The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant hereby understands that the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant: the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares Common Stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon vesting of the RSUs.  The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and in accordance with local law.  The Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  The Participant hereby understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant’s local human resources representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COVIA HOLDINGS CORPORATION

By:

Name:

Title:

PARTICIPANT

Name:

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